UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported)                February 23, 2006

Covance Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12213	22-3265977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

210 Carnegie Center, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code	609-452-4440

N/A
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

       (a)  On February 23, 2006, the Compensation and Organization Committee (the “Compensation Committee”) of the Board of Directors of Covance Inc. (“Covance” or the “Company”) approved the annual base salaries (effective as of such date) of the Company’s executive officers after a review of performance and competitive market data. The following table sets forth the annual base salary levels of the Company’s Named Executive Officers (which officers were determined by reference to the Company’s proxy statement, dated March 18, 2005) for 2006 and 2005:

NAME AND POSITION	YEAR	BASE SALARY

Joseph L. Herring	2006	$605,000
Chairman and Chief	2005	$525,000
Executive Officer

Wendel Barr	2006	$300,000
Corporate Senior Vice	2005	$263,800
President and President -
Early Development North America

Anthony Cork	2006	$295,000
Corporate Senior Vice	2005	$286,836
President and President -
Early Development Europe

William E. Klitgaard	2006	$305,000
Corporate Senior Vice President,	2005	$288,800
Chief Financial Officer and Treasurer

       (b)  Also, on February 23, 2006, the Compensation Committee authorized the payment of variable compensation awards to each of the Company’s executive officers in respect of the year ended December 31, 2005. The variable compensation awards were made pursuant to the Company’s Variable Compensation Plan. The awards are based upon on the officer’s satisfaction of specified individual objectives and on the satisfaction of specified financial measures, specifically business unit pre-bonus operating margin targets and business unit net order targets in the case of business unit officers and, in the case of non-business unit officers, the Company’s post bonus operating income target and net order target. The following table sets forth cash payments to the Named Executive Officers in respect of their annual incentive awards for 2005:

NAME	ANNUAL INCENTIVE AWARD

Mr. Herring	$900,000

Mr. Barr	$216,209

Mr. Cork	$261,929

Mr. Klitgaard	$346,069

       (c)  In addition, on February 23, 2006, the Compensation Committee established the financial criteria for determining variable compensation awards for 2006.  In 2006, variable compensation awards for the executive officers will be based, in the case of business unit officers, upon on the officer’s satisfaction of specified individual objectives and on the satisfaction of specified business unit pre-bonus operating margin targets and business unit net order targets. In the case of non-business unit officers, the amounts payable under the Variable Compensation Plan shall be determined on the basis of the individual’s satisfaction of specified individual objectives and on the satisfaction of a specified Company post bonus operating income target and net order target.

       (d)  On February 23, 2006, the Board of Directors approved the execution by the Company of an employment letter agreement with Deborah L. Tanner.  Pursuant to the agreement, Ms. Tanner shall serve as Corporate Senior Vice President and President — Central Laboratory Services of the Company.  The agreement provides that Ms. Tanner shall be paid base salary at the rate of $240,000 per annum and continue to participate in the Covance Variable Compensation Plan and other benefit arrangements available to the Company’s senior officers.

                    The agreement provides to Ms. Tanner compensation equal to her base annual salary at the annual rate in effect on the date of termination plus the annual award of variable compensation at her most recent target level in the event that her employment has been terminated for reasons other than cause. If she has not secured a suitable alternative vocation after one year, she may be entitled to continue to receive salary payments for up to an additional year. She will also be entitled to health and other benefits (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to one and one-half years. Covance will also provide to Ms. Tanner, upon the termination of employment by Covance other than for cause, or constructive termination, as defined in the agreement, during the twenty-four months following a change in control of Covance, compensation equal to three times her annual base salary in effect on the termination date and three times the annual variable compensation at the most recent target level. In addition, Ms. Tanner shall also be entitled to the benefits described above in the event she voluntarily terminates her employment with Covance for any reason between the twelfth and thirteenth months of a change in control.

The Agreement is filed as an Exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

       (e)  On February 23, 2006, the Board of Directors approved a retention related restricted share grant to Wendel Barr of 17,802 shares and Richard F. Cimino of 14,242 shares.  These shares will vest on February 22, 2011 subject to the respective recipient’s continued employment with the Company.

The form of Agreement is filed as an Exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Agreement between Covance Inc. and Deborah L. Tanner dated February 23, 2006.

10.2	Form of Restricted Share Agreement between Covance Inc. and each of Wendel Barr and Richard F. Cimino dated February 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                COVANCE INC.

Date:	February 28, 2006	/s/ James W. Lovett
		Name:	James W. Lovett
		Title:	Corporate Senior Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Agreement between Covance Inc. and Deborah L. Tanner dated February 23, 2006.

10.2	Form of Restricted Share Agreement between Covance Inc. and each of Wendel Barr and Richard F. Cimino dated February 23, 2006.